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                         ROYALTY AGREEMENT

                    SINES-FORTE PARTNERSHIP
                                AND
                    CASINOVATIONS INCORPORATED



1.    Parties

1.1	This Agreement is made by and between:
	(a) Sines-Forte Partnership, a Nevada general partnership, having partners Randy D. Sines and Steven L. Forte, whose business address is 315 Francisco Street Henderson, NV 89014, hereinafter referred to as "Assignor"; and
	(b) Casinovations Incorporated, a Washington Corporation whose address is 2718 E 57th Ave, Suite 107, Spokane, WA 99223, hereinafter referred to as "Assignee".

2.  Background

2.1	Assignor has developed improved technology directed to gaming methods and apparatus and devoted substantial time, effort and money to that development.

2.2	Assignee is engaged in the development and distribution of equipment in the gaming industry.

2.3	Pursuant to a Funding Agreement dated January 15, 1996, Assignor has transferred, conveyed and assigned to Sharps International Limited partnership all of the right, title and interest to all of Assignor's various intellectual properties associated with the gaming in industry, Said intellectual properties have previously been licensed to Sharps International Limited Partnership, Assignee's predecessor, by an Exclusive License Agreement dated June 6, 1994.

2.4	Additionally, pursuant to aforementioned Funding Agreement, a reorganization of Sharps International Limited Partnership has taken place and Casinovations Incorporated, Assignee, has succeeded to and assumed all of the assets and liabilities of Sharps.

2.5	Additionally, pursuant to aforementioned Funding Agreement, an agreement exists for Sharps International Limited Partnership, now assumed by Assignee, to pay Assignor royalties generated from revenues received by Assignee on certain Intellectual properties

2.6	In consideration of the premises, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto have agreed to the terms and conditions provided in this Agreement.

3.	Definitions

3.1	Assignee is the owner of all right, title, and inventions described in:
	(a)	U.S. Patent No. 5,403,015 issued on April 4, 1995, entitled
"Cards and Methods for Playing Casino 21 or Black-jack".
	(b)	U.S. Patent Application Serial No. 08/353,526; filed
December 8, 1994, entitled "Cards and Methods for Playing Blackjack".
	(c)	U.S. Design Patent No. Des 366,503 issued on January 23,
1996. entitled "Blackjack Card Deck".
	(d)	 U.S. Patent Application Serial No. 08/228,609; filed April
18, 1944, entitled "Playing Card Shuffling Machines and Methods".
	(e)	U.S. Patent Application Serial No. 08/423,408, filed April
18, 1995. entitled "Playing Card Shuffling	Machines and Methods",
	(f)	PCT Patent Application Serial No. PCT/US95/04713; filed
April 18, 1995, entitled "Playing Card Shuffling Machines and Methods".
	(g)	 U.S. Patent Application Serial No. 08/242,229-3 filed May
13, 1994, entitled "Blackjack Game System and Methods"
	(h)	 U.S. Patent Application Serial No. 08/439,687, filed May
12, 1995. entitled "Black-jack Game System and Methods" .
	(i)	PCT Patent Application Serial No, PCT/US95/06064, filed May
12, 1995, entitled "Blackjack Game System and Methods".
	(j)	PCT Patent Application Serial No. PCT/US95/12908; filed
October 13, 1995, entitled "Blackjack Game System and Methods".

3.2	The inventions, Initial Products, so described will be referred to herein, as the "Product(s)". Products also include any inventions included in any application filed on technology derived from above described inventions, however, said Products are hear defined for the purposes of this Agreement as follows, the "Safety Peek Cards", the "Random Ejection Shuffler" (including future improvements thereto and variations thereto and the table game version of "Fantasy 21 (but not any computer, home version or other variation thereof Product Trademarks at the time of execution include:
Sharps, Sharps International Random Ejection Shuffler, Fantasy 21.

4.	Funding Agreement

	Incorporated herein by reference as Exhibit 'A' is a Funding Agreement dated January 15, 1996 by and among Richard S. Huson, an individual, Sharps International Limited Partnership, a Nevada limited partnership, Randy D. Sines, an individual, Cheryl L. Forte, an individual, Sines-Forte, a Nevada general partnership, and Steven L. Forte, an individual, which sets forth some of the terms and conditions of this Royalty Agreement.

5.	Exclusive License Agreement

	Incorporated herein by reference as Exhibit "B" is an Exclusive License Agreement dated June 6, 1994 by and between Sines-Forte Partnership, a Nevada general partnership, and Sharps International Limited Partnership, a Nevada Limited Partnership, now assumed by Assignee, which sets forth the terms and conditions of this Royalty Agreement not otherwise stated herein.

6.	Royalties for Products

Assignor shall receive from Assignee (a) a quarterly royalty fee of 3% of the "Net Revenues" (as defined below) earned by Assignee with respect to the Products, and (b) an option to purchase from Assignee 40,000 shares of Assignee's Common Stock at a price of $1.00 per share. Royalties owed in a give period shall not be a credit toward any royalties owed for a past for future royalty period. The term "Net Revenues" means gross cash revenues received by Assignee for the relevant quarter attributable to the Products, minus Assignees' cost of such goods sold for such quarter. Unless otherwise agreed, the determination of the cost of goods sold shall be made in accordance with generally accepted accounting principles, consistently applied.

6.1	Royalties on Leased Products.   If Assignee leases Product instead
of selling or having others sell on their behalf or if lease of Product otherwise occurs under this Agreement, the, Assignee shall be obligated to pay royalties as described hereinabove on the same terms as if the lease payments are considered to be Net Revenues on sold Products as specified herein. Such treatment of leasing for determination of royalties shall not apply where a third party pays Assignee and Acts as a financial leasing agent, or where Assignee actually receives payments on a basis other than the actual lease payments. In such cases royalties are determined based on the amount and timing of payments received by Assignee and not those received by any financing and leasing organization.

6.2	Assignee shall be entitled to a deduction for the amount of
royalties otherwise payable or paid for:

(a)	Product sold rendered by Assignee under the Agreement but for which full credit is granted to a customer due to defect in the Product and
(b)	Products that are lost or damaged in transit and for which Assignor is not reimbursed by insurance payments or otherwise.

6.3	Royalties and any other payments owed under this Agreement will be paid four times a year unless specified Otherwise herein. Payment will be made by January 31 for amounts, owed which accrued during the previous period, including October, November and December (last quarter). Payment will be made April 30 for amounts owed which accrued during the previous period including January, February and March (first quarter). Payment will be made by July 31 for amounts owed which accrued during the previous period including April, May and June (second quarter). Payment will be made by October 31 for amounts owed which accrued during the previous period including July, August and September (third quarter)

6.4	All monetary amounts specified in this Agreement are in United
States Dollars.

6.5	Assignee bears all risk of exchange rate changes with any invoices made in foreign currencies considered converted at the average of buy and sell rates specified in the Wall Street Journal for the invoiced date.

6.6	All payments by Assignee hereunder shall be made to Assignor at
Assignor's address indicated herein, or at such place as shall be designated by Assignor from time to time.

6.7	Any royalties, payments or other compensation not paid by the due date shall bear interest at the rate of one and one-half (1 1/2%) per month or any part of any month overdue, unless a smaller rate applies by law in which case the legal rate nearest thereto shall apply.

6.8	The royal obligation under part 6 above shall apply to Net Revenues earned by Assignee in the U.S. and
all foreign countries.

6.9	Assignee is only obligated to pay royalties as provided for in parts
6-6.8 so long as any Patent on Product remains unexpired or so long as any Trademark or Copyright on Products is still in use. If no Patent on Products issues, then royalties shall be paid for seventeen (17) years from the filing date of the last filed Patent on Products for so long as any Trademark or Copyrights on Products is still in use.

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7.	Licensing

7.1	Assignee shall notify Assignor of any license granted hereunder.

7.2	If Assignee grants any license hereunder from which Assignee receives monetary or other remuneration or value, the Assignee shall report such grant of licensed rights and 3% of all value shall be paid to Assignor, so long as any such revenues are being received by Assignee.

8.	Improvements and Developments in Products

8.1	Improvements by Assignee - Improvements, enhancements and additional inventions relating to the Products by employees of Assignee (hereinafter "Assignee Improvements"), shall be disclosed to Assignor within one (1) month of discovery.

8.2	Improvements by Licensees or Sublicensees - Improvements,
enhancements and additional inventions relating to the Products by employees of any licenses or sublicensees (hereinafter "Licensee Improvements"), shall be governed by the license under which the licensee or sublicensee is licensed. Licensees must agree to disclose all such Licensee Improvements to Assignee within one (1) month of discovery. Assignee agrees to disclose any such Licensee Improvements to Assignor within one (1) month of disclosure by a Licensee to Assignee.

9.	Employee Invention Agreements

	Assignee agrees that all employees, agents and consultants given access to the Products shall sign a confidentiality agreement and invention assignment agreement whereby any improvements, enhancements and new inventions relating to the Products are required to be disclosed and assigned to the Assignee.

10.    Reports and Accounting
   10.1 Reports - Assignee shall provide to Assignor quarter-yearly reports indicating the total quantity of Product sold, rented, or leased by Assignee, any licensees, sublicensees, or others who have been authorized by Assignee
or Assignee's licensees.   Such reports shall indicate the total number of
such Product categorized by each organization and the total value of the Net
Revenue associated with the total number of such Product.   The reports shall
further indicate the royalties and any other payments owed by Assignee.   The
reports shall be made to Assignor by the same due date as any royalty
payments which are due or would be due.   Reports shall be made even if no
royalties are believed owed.
   10.2 Accounting - Assignor shall have the right to inspect the records of Assignee and all licensees and sublicensees which are relevant to indicate the amount of royalties or other compensation owed to paid in connection with
this Agreement.   Assignor shall also have the right to inspect the records
of Assignee and all licensees and sublicensees which are relevant to the
quantity of Product produced by or for Assignee and all licenses.   The
rights to inspect indicated herein include the right to have an audit
conducted by an appropriate auditing or accounting firm.   If an audit
indicates that an amount in excess of Five Thousand Dollars is owed to Assignor which should have been previously paid under the provisions of the Agreement, then the cost of the audit shall be fully paid by Assignee, the licensee or the sublicensee who owes such amount Assignee agrees that aforementioned rights for inspection and audit by Assignor or Assignee will be included in any licensing agreement Assignee may enter into regarding Product.

11.   Assignment of Rights and Obligations
   11.1 Because of the nature of rights and obligations granted hereunder, neither Assignor nor Assignee can assign any rights or obligations under this Agreement unless the proposing assignor has received written authorization from the other party.
   11.2 In the event Assignee finds a bonafide and unrelated third party purchaser willing to purchase the Product rights at fair market value, then Assignee is empowered to terminate all rights of Assignor hereunder and to
sell the Product rights to such third party purchaser.   In such an event
Assignee shall receive 97% of the proceeds from such sale, and Assignor will receive 3% of proceeds from such sale.

12.   Liability Risk
   12.1 Assignee agrees to assume all risk of legal liability which may arise from Assignee's activities, including without limitation, providing services, leasing, licensing, designing, manufacturing, transporting,
distributing and selling Products licensed under this Agreement.   Assignee
further warrants and agrees to hold harmless, defend and indemnify Assignor against claims arising from Assignee's activities.

13.   Best Efforts and Diligence
   13.1 Assignee shall use its best efforts to diligently market Products. A determination of best efforts and diligence under this part may consider various relevant factors.

14.   Warranties of Assignor
   14.1   Assignor makes only the warranties expressly made below
    (a) Assignor has no information indicating that the subject matter of the Product patents infringes any U.S. or foreign patents
    (b)  Licensor makes no other warranties.

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15.  Disclaimer of Warranties by Assignor
     15.1 Assignor hereby disclaims all warranties not expressly made herein and further specifically disclaims as set forth below.
     (a) No warranty or representation is made that practice of the Products by Assignee or its licensees or sublicensees as allowed under this Agreement will not infringe upon patent or trademark rights of a third party.
     (b) No warranty or representation is made that additional patent protection will necessarily be obtained on the Products.
     (c) No warranty is made to indemnify Assignee for any claims arising from Assignee's activities under this Agreement.

16.   Enforcement of Patent Rights
    Assignee shall be primarily responsible for enforcing any U.S. patents
against infringers thereof.   Assignee shall not be obligated to institute
legal proceedings for infringement.   If Assignee refuses to institute legal
action, than Assignor may at its election sue for infringement or other
cause.   Any recovery under such legal actions shall be first used to pay attorney fees, court costs and all other litigation expenses, and second be used to pay Assignor for any payments which are due under this Agreement.
The remainder shall be divided between the parties based upon their relative
payment of the total litigation costs.   Assignor agrees to allow Assignee to
take legal action solely in Assignee's name and to additionally include or join Assignor as a party, if necessary.

17.   Notification of Infringement
     Assignor and Assignee both agree to notify the other within ten (10) days of any infringement of Product by third parties.

18.   Interchange of Technical and Market Information
   Assignor and Assignee agree to interchange all technical and market information which relates to the Product in the marketing, manufacture, sale, distribution, design, production and other aspects of development, manufacture and marketing of the Product.

19.   Termination by Assignee
     19.1 Assignee shall have the right to terminate this Agreement only as provided for in part 11.2 of this Agreement.

20.  Effect of Termination by Assignee
   Assignee's obligation to make payments under this Agreement shall end after termination except with respect to future sales or other events for which payments are still owed at or after the time of termination.

21.   Modification of Agreement
   No modification of this Agreement shall be valid or binding unless the modification is executed in writing signed by all parties to this Agreement.

22.   No Waiver
    No waiver by either party of a breach or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

23.	Severability

	In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement and shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal, or unenforceable, had never been contained herein.

This Agreement shall be construed and governed in accordance with the laws of the State of Washington.

24.	Applicable Law

This Agreement shall be construed and governed in accordance with the laws of the State of Washington.

25.	Headings

The headings, titles and subtitles in this Agreement are inserted for convenience of reference only, and do not limit the terms and provisions of this Agreement.

26.	Notices

All notices required to be sent to either party shall be in writing and sent by registered or certified mail, postage prepaid, return receipt requested, or by telex or telegram, charges prepaid to the parties at the addresses given hereinabove, or such future addresses as the parties shall designate in writing. Notices can also be communicated by fax but are not considered effective unless the party being notified confirms receipt of the fax in writing or by a return fax indicating receipt of the notice previously sent by fax. Payments can be sent by first class mail.



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27.	Relationship of the Parties

This Agreement does not create a partnership or joint venture between the parties and the Assignee shall have no power to obligate or bind the Assignor in any manner whatsoever, except as may be specifically expressed in this Agreement.

28	Attorney's Fees

If either of the parties to this Agreement institute arbitration or legal proceedings to enforce the terms of this Agreement, the parties agree that the unsuccessful party to such arbitration or legal proceedings shall pay the reasonable attorney's fees and legal costs of both parties, as the same may be approved by the arbitrator or court having jurisdiction over such proceedings.

29.	Integration, Entire Agreement

This instrument constitutes the entire agreement between the parties. Neither party shall be bound by any terms, conditions, understandings, warranties, statements or representations, oral or written, not contained in this Agreement. Both parties hereby acknowledge that the execution of this Agreement was not induced or motivated by any promise or representation made by any other party, other than the promises and representations expressly set forth in this Agreement. All previous negotiations, statements, and preliminary instruments by the parties or their representatives are merged into this Agreement, except as expressly provided herein.

30.	Counterpart Original Agreements

	This Agreement shall be executed in multiple original counterparts with each party retaining one copy thereof.

31.	Effective Date of Agreement and Term of Agreement

31.1	The effective date of this Agreement is April 1, 1996.

31.2	This Agreement shall terminate when terminated by Assignee as
provided in this Agreement. 	If Assignee does not terminate this
Agreement as provided herein, then appropriate provisions of this Agreement shall be applied until complete cessation of all use of the Product Trademarks, Product Copyrights, and Product by Assignee, any licensee or sublicensee, or until no further payments are due hereunder, whichever is longer.

32.	Arbitration

32.1	Any controversy or claim arising out of or relating to this
Agreement or the breach of any representation, warranty, covenant or agreement contained herein, shall be decided by arbitration in accordance with the Commercial Arbitration Rules ("C.A.R.") of the American Arbitration Association ("A.A.A.") then obtaining, unless the parties otherwise, mutually agree in writing. The dispute shall be decided by a panel of three arbitrators (each an "Arbitrator" and collectively, the "Arbitrators") one arbitrator chosen by each of the Assignor and Assignee, and the third by the
two selected arbitrators in accordance with C.A.R. and A.A.A.   The decision
and the award of damages tendered by a majority of the Arbitrators shall be final and binding and judgment may be entered upon it in any court having jurisdiction thereof .

32.2	The arbitration shall be held as promptly as practicable after actual receipt of notice that the other party has filed a notice for arbitration with the A.A.A. (the "Notice") on such a date, and at such a place and time convenient to the parties and to the Arbitrators, except that if the parties cannot agree, the Arbitrators shall decide such date, place and time. The Arbitrators shall make their decision promptly and any award of damages shall be made, unless otherwise mutually agreed by the parties in writing, no later than fifteen (15) days from the date of closing of the hearings or if oral hearings have been waived, from the date of transmitting the final statements and proofs to the Arbitrators.

IN WITNESS OF. the parties hereto have caused this Agreement to be duty executed as of the day and year first above written.

CASINOVATIONS INCORPORATED

By:  Randy D. Sines, President    6/15/96

Sines-Forte Partnership, a Nevada general partnership

By:  Randy D. Sines, Partner    6/15/96

By:  Steven L. Forte, Partner     9/12/96